Exhibit 99.1

NEWS RELEASE

9025 N. Lindbergh Drive | Peoria, IL 61615-1431
P: 309-692-1000 | F: 309-692-1068 | www.rlicorp.com

FOR IMMEDIATE RELEASE	CONTACT: John Robison
(309) 693-5846
John.Robison@rlicorp.com
www.rlicorp.com

RLI Declares Dividend

PEORIA, ILLINOIS, November 18, 2010, RLI Corp. (NYSE:RLI) — The RLI Corp. Board of Directors has declared a fourth quarter cash dividend of $0.29 per share, the same amount as the prior quarter.  The dividend is payable on December 29, 2010 to shareholders of record as of December 16, 2010.

The fourth quarter dividend, typically paid in January 2011, will be paid to shareholders in December 2010.  The schedule for future quarterly dividend dates will also be adjusted accordingly and paid approximately one month prior to their historical release dates.  RLI has paid dividends for 138 consecutive quarters and increased dividends in each of the last 35 years.

The company’s dividend yield would be 1.99% based on the $1.16 indicated annual dividend and today’s closing stock price of $58.21.

RLI is a specialty insurance company serving niche or underserved markets. With a diverse portfolio of property and casualty coverages and surety bonds, it has achieved an underwriting profit in 29 of the last 33 years, including the last 14. RLI and subsidiaries — RLI Insurance Company, Mt. Hawley Insurance Company and RLI Indemnity Company — are rated A+ “Superior” by A.M. Best Company and A+ “Strong” by Standard & Poor’s. RLI operates in all 50 states from office locations across the country.

For additional information, contact RLI Treasurer & Chief Investment Officer John Robison at (309) 693-5846 or at john.robison@rlicorp.com or visit our website at www.rlicorp.com.

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